Exhibit 10.9

Tung Lee Engineering Co.

Contract No. YL/2021/03

Yuen Long South Development - Contract 1

Subcontract YLSC1-SC-014

Supply of Labour and Constructional Plant

Contract No YL/2021/03

Yuen Long South Development - Contract 1

Subcontract Ref.: YLSC1-SC-014

Subcontrasctor : Uptrend Construction and Engineering Limited

Subletting Package: Supply of Labour & Constructional Plant

Subcontract Document Checklist

Annex No.	Description	No. of Page
1	Not used

2	Not used

3A	Standard Form of Domestic Sub-Contract (HKCA 2008 Edition) [issued by The Hong Kong Construction Association, Ltd.]	32
3B	Special Conditions of Subcontract	2

4	Main Contract Document #

5	Drawing List & drawings #

6	Bill of Quantities	1

7	Method of Measurement #

8	Particular Specification #

9	Material Price List (Not Applicable)

10	Responsibility Matrix	1

11	Contractor’s All Risks Insurance Policy#

#-	Main Contract document (other than the Contractor’s Pricing) can be made available upon written request by the Subcontractor

THE HONG KONG CONSTRUCTION ASSOCIATION, LTD

STANDARD FORM

OF

DOMESTIC SUB-CONTRACT

2008 EDITION

The Hong Kong Construction Association, Ltd	The HK Federation of Electrical & Mechanical
3/F, 180-182 Неnnessy Road,	Contractors Limited
Wanchai,	Rm 1801, 18/F, Tung Wai Commercial Bldg.,
Hong Kong	109-111 Gloucester Road, Wanchai, Hong Kong
Tel: (852) 2572 4414	Tel: (852) 2519 3998
Fax: (852) 2572 7104	Fax: (852) 2519 0298

DOMESTIC SUB-CONTRACT

between

and

DOMESTIC SUB-CONTRACT

2008 EDITION

THIS SUB-CONTRACT is made the 15 day of October 2022           20 BETWEEN                                                        of/whose registered office is at Flat 11, 17/F., Tuen Mun Central Square, 22 Hoi Wing Road, Tuen Mun, N.T., Hong Kong Tung Lee Engineering Co.                                        (hereinafter called “the Contractor”) of the one part and                                                           of/whose registered office is at Flat 11, 17/F., Tuen Mun Central Square, 22 Hoi Wing Road, Tuen Mun, N.T., Hong Kong Uptrend Construction and Engineering Limited                                             (hereinafter called “the Sub-Contractor”) of the other part.

WHEREAS the Contractor has entered into a Contract (hereinafter referred to as “the Main Contract”), particulars of which are set out in the First Schedule hereto

AND WHEREAS the Sub-Contractor having been afforded the opportunity to read and note the provisions of the Main Contract (other than the details of the Contractor’s prices thereunder), has agreed to execute upon the terms hereinafter appearing the works which are described in the documents specified in the Second Schedule hereto and which form part of the Works to be executed by the Contractor under the Main Contract (hereinafter referred to as “the Sub-Contract Works”).

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

1.1	In the Sub-Contract, all words and expressions shall have the same meaning as assigned to them under the Main Contract unless otherwise provided herein.

The following words and expressions shall have the meanings given below:

(a)	“the Employer” means the employer under the Main Contract as hereinafter defined, together with his servants, agents, employees and other representatives, particulars of which are given in the First Schedule hereto.

(b)	“the Employer’s Representatives” means the architect and/or engineer and/or surveyor and/or other party or parties named in the First Schedule hereto, or such other persons as may be notified from time to time in writing by the Contractor to the Sub-Contractor, being the parties appointed expressly or impliedly under the Main Contract to be the Employer’s principal representatives.

(c)	“the Main Contract” means the contract between the Contractor and the Employer, particulars of which are given in the First Schedule hereto.

(d)	“the Main Contract Works” means the Works as defined in the Main Contract.

(e)	“the Period for Completion” shall mean the period for completion of the Sub-Contract Works as specified in the Third Schedule hereto.

(f)	“the Sub-Contract Price” means the sum specified in the Third Schedule hereto as payable to the Sub-Contractor for the Sub-Contract Works.

(g)	“the Site” means the lands and other places provided by the Contractor for the purpose of the Sub-Contract Works as hereinafter defined.

(h)	“the Sub-Contract” means this document together with such other documents as are specified in the Second Schedule hereto, but excluding any standard printed conditions of the Sub-Contractor which may be included in such other documents, unless those standard printed conditions have been separately specified within the Second Schedule as to form part of the Sub-Contract.

(i)	“the Sub-Contract Works” means the Works described in the Sub-Contract and as are specified in the Second Schedule hereto.

1.2	Words importing the singular also include the plural and vice-versa where the context requires.

1.3	The headings, marginal notes and any user notes of this Sub-Contract shall not be deemed to be part thereof or taken into consideration in the interpretation or construction thereof.

1.4	All references herein to clauses are references to clauses numbered in this Sub-Contract and not to those in any other document forming part of the Sub-Contract unless otherwise stated.

2.	GENERAL

2.1	The Sub-Contractor shall execute, complete, maintain and (to the extent required, if any) design the Sub-Contract Works in accordance with the Sub-Contract and to the reasonable satisfaction of the Contractor and of the Employer’s Representatives.

22	The Sub-Contractor shall provide all expertise, management, staff, labour, materials, constructional plant, temporary works, working drawings and details and everything whether of a permanent or temporary nature required for the execution, completion, maintenance and (to the extent required, if any) design, of the Sub-Contract Works, except as otherwise agreed in accordance with Clauses 3.1 and 3.2 and as set out in the Fourth and Fifth Schedules hereto.

2.3	Where design is required from the Sub-Contractor, it shall be stated in the Fifth Schedule.

2.4	The Sub-Contractor shall not assign the whole or any part of the benefit of the Sub-Contract nor sub-let the whole of the Sub-Contract Works without the previous written consent of the Contractor. Provided always that the Sub-Contractor may without such consent assign either absolutely or by way of charge any sum which is or may become due and payable to the Sub-Contractor under the Sub-Contract.

2.5	These Conditions of Sub-Contract shall prevail over those of any other document forming part of the Sub-Contract. Subject to the foregoing, the several documents forming the Sub-Contract are to be taken as mutually explanatory but in the case of ambiguities or discrepancies, the same shall be explained by the Contractor. If the Sub-Contractor disputes the Contractor’s explanation, the Sub-Contractor shall nevertheless continue with the Sub-Contract Works in accordance with the said explanation, any such dispute to be resolved in accordance with Clause 18.

3.	MAIN CONTRACT

3.1	The Sub-Contractor shall be deemed to have full knowledge of the provisions of the Main Contract, other than the details of the Contractor’s prices thereunder as stated in the bills of quantities or schedules of rates and prices as the case may be, and will assume and perform in respect of the Sub-Contract Works all the obligations and liabilities of the Contractor under the Main Contract. Provided that where it is a term of the Sub-Contract that the Contractor assumes such obligations and liabilities and/or such obligations and liabilities are set out in the Fourth Schedule, the Contractor will be deemed to hold such responsibility. The Contractor shall, if so requested by the Sub-Contractor, at any time either before or after the Sub-Contract is signed, provide the Sub-Contractor with a true copy of the Main Contract (less such pricing details), at the Sub-Contractor’s expense.

3.2	Save where the provisions of the Sub-Contract otherwise require, the Sub-Contractor shall so execute, complete, maintain and (to the extent required, if any) design the Sub-Contract Works that no act or omission of the Sub-Contractor in relation thereto shall constitute, cause or contribute to any breach by the Contractor of any of his obligations under the Main Contract.

3.3	Nothing herein shall be construed as creating any privity of contract between the Sub-Contractor and the Employer.

3.4	The Sub-Contractor shall indemnify the Contractor against every liability which the Contractor may incur to any other person whatsoever and against all claims, demands, proceedings, damages, costs and expenses made against or incurred by the Contractor by reason of any breach by the Sub-Contractor of the Sub-Contract.

3.5	The Sub-Contractor hereby acknowledges that any breach by him of the Sub-Contract may result in the Contractor committing breaches of and becoming liable in damages under the Main Contract and other contracts made by the Contractor in connection with the Main Contract Works and may occasion further loss or expense to the Contractor in connection with the Main Contract Works and all such damages, loss and expense that are attributable to such breaches are hereby agreed to be within the contemplation of the parties as being probable results of any such breach by the Sub-Contractor. The Contractor may deduct from any monies due or becoming due to the Sub-Contractor, any such damages, loss and expense which are incurred and attributable to any such breaches on the part of the Sub-Contractor.

4.	CONTRACTOR’S FACILITIES

4.1	The Contractor shall permit the Sub-Contractor for the purpose of executing and completing the Sub-Contract Works to use such scaffolding as is from time to time provided by the Contractor in connection with the Main Contract Works, but the Contractor shall not be bound to provide or retain any such scaffolding for the Sub-Contractor’s use. No such permission shall imply any warranty by the Contractor as to the fitness, condition or suitability of such scaffolding, nor relieve the Sub-Contractor, his servants or agents, of any statutory or other obligation to test or inspect the scaffolding to be used or to provide suitable scaffolding for his use.

4.2	The Contractor shall provide at the Site the constructional plant and/or other facilities (if any) specified in the Sixth Schedule hereto. That specified (if any) within the said Schedule shall be shared in common with the Contractor and with such other parties as the Contractor may allow, for the purposes of executing and completing, but not of maintaining the Sub-Contract Works, upon such terms and conditions (if any) as are specified. The Contractor shall have no liability to the Sub-Contractor in respect of any failure to provide such constructional plant or facilities, if such failure is due to circumstances outside the Contractor’s control, nor in respect of any inadequacy or unfitness for the Sub-Contractor’s purposes of any constructional plant or facilities so provided.

4.3	The Sub-Contractor shall indemnify the Contractor against any damage or loss whatsoever arising from the misuse by the Sub-Contractor, of the constructional plant and/or other facilities provided for his use by the Contractor.

5.	SITE WORKING AND ACCESS

5.1	The Sub-Contractor shall, in the execution of the Sub-Contract Works on the Site, observe the same hours of working as the Contractor, unless otherwise agreed, and shall comply with all reasonable rules and regulations of the Contractor governing the execution of work, and the arrival at, departure from and, where appropriate, the storage on the Site of materials and constructional plant.

5.2	The Contractor shall, from time to time, make available to the Sub-Contractor such part or parts of the Site and such means of access thereto within the Site as shall be necessary to enable the Sub-Contractor to execute the Sub-Contract Works in accordance with the Sub-Contract, but the Contractor shall not be bound to give the Sub-Contractor exclusive possession or exclusive control of any part of the Site.

5.3	The Sub-Contractor shall permit the Employer, the Employer’s Representatives, the Employer’s servants and agents, others engaged by the Employer, utility undertaking or other duly constituted authority, the Contractor, and any other sub-contractors engaged in the execution of the Main Contract Works to have reasonable access to the Sub-Contract Works and to such places on or off the Site where any work or materials are being executed, prepared or stored by or on behalf of the Sub-Contractor in connection with the Sub-Contract Works.

6.	COMMENCEMENT AND COMPLETION

6.1	Within ten (10) days, or such other period as may be agreed in writing, of receipt of the Contractor’s written instruction so to do, the Sub-Contractor shall enter upon the Site and commence the execution of the Sub-Contract Works and shall thereafter proceed with the same with due diligence in accordance with the requirements of the Contractor and to suit the Contractor’s programme, as varied from time to time, and without delay except such as shall entitle the Sub-Contractor to an extension of the Period for Completion as provided below. Subject to the provisions of this Clause, the Sub-Contractor shall complete the Sub-Contract Works within the Period for Completion as specified in the Third Schedule hereto.

6.2	If the Sub-Contractor is delayed in the execution of the Sub-Contract Works:

(a)	by any circumstance or occurrence (other than a breach of the Sub-Contract by the Sub-Contractor) entitling the Contractor to an extension of time for completion of the Main Contract Works under the Main Contract; or

(b)	by the ordering by the Contractor of any authorised variation, suspension or re-sequencing of the Sub-Contract Works to which Sub-Clause (a) of this Clause does not apply; or

(c)	by any act of prevention or any breach of the Sub-Contract by the Contractor;

then in any such event the Sub-Contractor shall be entitled to such extension of the Period for Completion as may in all the circumstances be fair and reasonable.

Provided always that it shall be a condition precedent to the Sub-Contractor’s right to an extension of the Period for Completion that the Sub-Contractor shall have given written notice as soon as practicable to the Contractor of the circumstance or occurrence, order, act of prevention or breach which delays the progress of the Sub-Contract Works but in any event within twenty-one (21) days of the cause of such delay having arisen, and provided further that in any case to which Sub-Clause (a) of this Clause applies, any such extension shall not exceed the extension of time to which the Contractor is properly entitled and has been awarded under the Main Contract.

6.3	Where differing Periods for Completion are specified in the Third Schedule for different Sections of the Sub-Contract Works (if any), then for the purposes of the preceding provisions of this Clause, each Section shall be treated separately.

6.4	Before receipt of the Contractor’s written instruction under Clause 6.1, the Sub-Contractor may commence and progress any work off the Site as is necessary for the timely execution of the Sub-Contract Works.

6.5	The Contractor shall notify the Sub-Contractor in writing of all extensions of time obtained under the provisions of the Main Contract which affect the Sub-Contract.

6.6	The Contractor shall supply the Sub-Contractor with one (1) copy of any programme in existence at the date of this Sub-Contract issued by or to the Contractor which affects the Sub-Contract Works and the Sub-Contractor shall be deemed to have a full knowledge of any such programme. The Sub-Contractor shall comply fully with the requirements of such programme in the execution of the Sub-Contract Works. To the extent that any such programme requires other activities to be carried out concurrently with the Sub-Contract Works, the Sub-Contractor is deemed to have taken account of the same within the Sub-Contract Price, and no claims by the Sub-Contractor for additional payments or extensions of the Period for Completion will be allowed on that ground.

6.7	If after the date of the Sub-Contract any programme (including programme revisions) is issued by or to the Contractor in respect of the Main Contract Works, the Contractor shall provide the Sub-Contractor with one (1) copy of the same, and the Sub-Contractor shall without prejudice to any rights under any other provision of the Sub-Contract comply fully with the requirements of such programme in the execution of the Sub-Contract Works.

6.8	If the rate of the progress of the Sub-Contract Works or any part thereof is, in the opinion of the Contractor, too slow to ensure completion within the Period for Completion, or extended period (if any), then the Contractor may give written notice to the Sub-Contractor to take necessary measures to ensure completion, and the Sub-Contractor shall immediately take such steps as are necessary to expedite the completion of the Sub-Contract Works. If the Sub-Contractor fails to demonstrate that he has taken adequate measures to comply within seven (7) days after receipt of the written notice, then the Contractor may employ additional labour, plant and materials and/or pay other persons to complete the outstanding Sub-Contract Works or any part thereof and the costs incurred in connection therewith may be deducted from any monies due or becoming due to the Sub-Contractor as a debt. Subject always to Clause 6.8, the Sub-Contractor shall not be entitled to any additional payment for complying with any such notice.

6.9	If, after receipt of written notice issued pursuant to Clause 6.8, the Sub-Contractor is of the opinion that the reason for the delay to the progress of the Sub-Contract Works is not his responsibility and he is entitled in respect of such delay to an extension of time under Clause 6.2 (“the delaying reasons”), or if he is of the opinion that because of the delaying reasons the Sub-Contract Period for Completion or extended period (if any) has been reduced by any programme issued by the Contractor, then the Sub-Contractor shall within seven (7) days of receipt of the Contractor’s written notice in accordance with Clause 6.8, or programme, make a written claim to the Contractor that he considers such notice or programme requires an acceleration of the Sub-Contract Works for which he should be compensated. The Sub-Contractor will be required to substantiate such claim by way of full and detailed particulars. If an acceleration has been ordered because of the delaying reasons, then the Sub-Contractor shall be entitled to the cost of such acceleration, which cost shall comprise all expenditure reasonably incurred including overheads but excluding profit. The amount shall be determined by the Contractor in agreement with the Sub-Contractor, failing which the Contractor shall make a fair and reasonable assessment and any amount shall be included in payments made pursuant to Clause 15.

For the avoidance of doubt, the Sub-Contractor is required to comply immediately with any notice issued under Clause 6.8, or programme, notwithstanding any disagreement that arises over responsibility for the delays to the Sub-Contract Works, or over any claim for compensation pursuant to this Clause.

7.	INSTRUCTIONS AND DECISIONS

7.1	The Sub-Contractor shall in relation to the Sub-Contract Works comply with all instructions and decisions of the Employer’s Representatives which are notified and confirmed in writing to him by the Contractor, irrespective of whether such instructions and decisions were validly given under the Main Contract. The Sub-Contractor shall have the like rights to payments against the Contractor in respect of such compliance as the Contractor has against the Employer under the Main Contract. Further, if any such instruction or decision notified and confirmed as aforesaid is invalidly or incorrectly given under the Main Contract, then the Sub-Contractor shall be entitled to recover such costs as may be reasonable from the Contractor of complying therewith provided that such costs were not caused or contributed to by any breach of the Sub-Contract by the Sub-Contractor.

7.2	The Contractor shall have the like powers in relation to the Sub-Contract Works to give instructions and decisions as the Employer’s Representatives have in relation to the Main Contract Works under the Main Contract and the Sub-Contractor shall have the like obligations to abide by and comply therewith and the like rights in relation thereto as the Contractor has under the Main Contract. The said powers of the Contractor shall be exercisable in any case irrespective of whether the Employer’s Representatives have exercised like powers in relation thereto under the Main Contract.

8.	AUTHORISED VARIATIONS

8.1	The Sub-Contractor shall make such variations of the Sub-Contract Works, whether by way of addition, modification or omission, as may be:

(a)	ordered by the Employer’s Representatives under the Main Contract and authorised in writing to the Sub-Contractor by the Contractor; or

(b)	agreed to be made by the Employer and the Contractor and authorised in writing to the Sub-Contractor by the Contractor; or

(c)	authorised in writing by the Contractor.

Provided always that any order relating to the Sub-Contract Works which is validly given by the Employer’s Representatives under the Main Contract after the commencement date of the Sub-Contract and constitutes a variation thereunder shall, for the purposes of this Clause, be deemed to constitute a variation of the Sub-Contract Works, if authorised by the Contractor in accordance with Sub-Clause (a) of this Clause.

8.2	The Sub-Contractor shall not act upon any order for the variation of the Sub-Contract Works which is directly received from the Employer or the Employer’s Representatives. If the Sub-Contractor shall receive any such direct order, he shall forthwith inform the Contractor thereof and shall supply the Contractor with a copy of such order, if given in writing. The Sub-Contractor shall only act upon such order if authorised in writing by the Contractor, but the Contractor shall give his instructions thereon with all reasonable speed.

8.3	Save as aforesaid, the Sub-Contractor shall not make any alteration in or modification to the Sub-Contract Works without written consent or instruction from the Contractor.

8.4	Variations carried out in accordance with this Clause shall be valued as provided in Clause 9 and payments made in accordance with Clause 15.

9.	VALUATION OF AUTHORISED VARIATIONS

9.1	All authorised variations of the Sub-Contract Works as aforesaid shall be valued in the manner provided by this Clause and the value thereof shall be added to or deducted from the Sub-Contract Price as the case may require.

9.2	The value of all authorised variations shall be ascertained by reference to the rates and prices specified in this Sub-Contract for the like or analogous work, but if there are no such rates and prices, or if they are not applicable, then such value shall be such as is fair and reasonable in all the circumstances. Provided that no re-measurement or rectification shall be made to any error, omission or under-estimate as may be discovered in any item, description or rate inserted by the Sub-Contractor in the bills of quantities, or schedule, forming part of the Sub-Contract, if any.

9.3	Where an authorised variation of the Sub-Contract Works, which also constitutes a variation under the Main Contract is to be measured by the Employer’s Representatives thereunder, then provided that the rates and prices in the Sub-Contract permit such variation to be valued by reference to measurement, the Contractor shall permit the Sub-Contractor to attend any measurement made on behalf of the Employer’s Representatives and such measurement made under the Main Contract shall also constitute the measurement of the authorised variation for the purposes of the Sub-Contract and it shall be valued accordingly.

9.4	Save where the contrary is expressly stated in any bill of quantities forming part of the Sub-Contract, no quantity stated therein shall be taken to define or limit the extent of any work to be done by the Sub-Contractor in the execution and completion of the Sub-Contract Works, but any difference between the quantity so billed and the actual quantity executed shall be ascertained by measurement, valued under this Clause as if it were an authorised variation and paid in accordance with the provisions of the Sub-Contract.

9.5	Where the Sub-Contractor has been ordered in writing by the Contractor to carry out any additional or substituted work on a Daywork basis, the Sub-Contractor shall be paid for such work under the conditions set out in any Daywork Schedule included in any bill of quantities forming part of the Sub-Contract. Provided always that the Sub-Contractor shall have submitted daily Daywork sheets to the Contractor on the days following those on which works were executed. In the absence of any such Daywork Schedule, the Sub-Contractor shall be paid in accordance with the unit rates included in his tender or as otherwise agreed.

10.	NOTICES AND CLAIMS

10.1	Without prejudice to the generality of Clause 3, whenever the Contractor is required by the terms of the Main Contract to give any return, account or notice to the Employer’s Representatives and/or to the Employer, the Sub-Contractor shall in relation to the Sub-Contract Works give a similar return, account or notice or such other information in writing to the Contractor as will enable the Contractor to comply with such terms of the Main Contract and shall do so in sufficient time to enable the Contractor to comply with such terms punctually. Provided always that the Sub-Contractor shall be excused any non-compliance with this Clause if the Sub-Contractor neither knew nor ought reasonably to have known of the Contractor’s need for any such return, account, notice or information to be provided by the Sub-Contractor.

10.2	The Sub-Contractor shall have equivalent rights in making a claim for additional payment for complying with or as a consequence of an instruction of the Employer’s Representatives and for any other event for which the Contractor is entitled to make a claim under the Main Contract.

10.3	Subject to the Sub-Contractor complying with Clause 10.1, the Contractor shall take reasonable steps to secure from the Employer such contractual benefits, as may be claimable in accordance with the Main Contract for any circumstance that may affect the execution of the Sub-Contract Works and the Sub-Contractor shall in sufficient time afford the Contractor all information and assistance that may be required to enable the Contractor to claim such benefits. On receiving any such contractual benefits from the Employer, the Contractor shall within fourteen (14) days of receipt of such benefits, pass on to the Sub-Contractor such proportion thereof as may in all the circumstances be fair and reasonable, subject to any deduction allowable under the provisions of the Sub-Contract. Upon written request, the Contractor shall supply the Sub-Contractor with a copy of any valuation of additional payment due to delay and/or disruption received from the Employer or the Employer’s Representatives in respect of the Sub-Contract Works. Save as aforesaid, the Contractor shall have no liability to the Sub-Contractor in respect of any condition, obstruction or circumstance that may affect the execution of the Sub-Contract Works and the Sub-Contractor shall be deemed to have satisfied himself as to the correctness and sufficiency of the Sub-Contract Price to cover the provision and doing of all things necessary for the performance of his obligations under the Sub-Contract.

Before the Contractor proceeds with any claim under this Clause the Sub-Contractor shall agree with and indemnify the Contractor against the expenditure reasonably incurred and to be incurred in taking such reasonable steps as aforesaid.

Provided always, that nothing in this Clause shall prevent the Sub-Contractor from claiming extensions of time and/or damages, loss and expense for delays in the execution of the Sub-Contract Works caused by any act of prevention or any breach of the Sub-Contract by the Contractor.

10.4.	If, and to the extent that the Sub-Contractor fails to comply with Clause 10.1, the Contractor is prevented from recovering any sum from the Employer otherwise payable under the Main Contract in respect of the Main Contract Works, then without prejudice to any other remedy of the Contractor for such failure, the Contractor may deduct such sum from monies otherwise due to the Sub-Contractor under the Sub-Contract, provided that the Contractor shall have given written notice to the Sub-Contractor that he intended to deduct such sum, and provided that no deduction shall be made until at least fourteen (14) days after the notice was sent to the Sub-Contractor.

10.5	The Sub-Contractor shall support any written claim for extensions of time or additional payments under the provisions of the Sub-Contract with full and detailed particulars of the cause and extent of the delay to the progress of the Sub-Contract Works, the circumstances giving rise to the claim, the additional sums claimed and the manner in which such sums are calculated, such particulars to be provided in a timely fashion having regard for the Contractor’s obligations under the Main Contract. Provided that if the Sub-Contractor fails to supply full and detailed particulars in respect of any such claim, the Contractor may consider such claim only to the extent the Contractor is able on the information made available.

10.6	Provided that the Contractor shall not be obliged to take into account when considering a claim any particulars of the claim received by him after the expiry of 150 days calculated from the certified date of completion of the Main Contract Works.

11.	PROPERTY IN MATERIALS AND PLANT

11.1	Where it is provided by the Main Contract that the property in any constructional plant, temporary works, materials or things whatsoever shall in certain events vest in the Employer or re-vest in the Contractor, then in so far as such constructional plant, temporary works, materials or things are to be provided by the Sub-Contractor in connection with the Sub-Contract Works, the property therein shall pass from the Sub-Contractor to the Contractor immediately before it is due to vest in the Employer in pursuance of the Main Contract and shall re-pass from the Contractor to the Sub-Contractor immediately after it has re-vested in the Contractor in pursuance of the Main Contract.

11.2	Without prejudice to the generality of Clause 3, the Sub-Contractor shall comply with the requirements of the Main Contract as to the bringing on to and removal from the Site of constructional plant, temporary works, materials and other things and in so far as any item thereof is hired by the Sub-Contractor, he shall comply with all the requirements of the Main Contract as to the terms of such hiring and as to the giving of information and certificates in relation thereto. The Sub-Contractor shall observe the express limitations of liability on the part of the Employer as may be set out in the Main Contract (if any).

12.	INDEMNITIES

12.1	The Sub-Contractor shall at all times indemnify the Contractor against all liabilities to other persons (including the servants and agents of the Contractor or Sub-Contractor) for bodily injury, damage to property or other loss which may arise out of or in consequence of the execution, completion or maintenance or design, if any, of the Sub-Contract Works and against all costs, charges and expenses that may be occasioned to the Contractor by the claims of such persons. Provided always that the Contractor shall not be entitled to the benefit of this indemnity in respect of any liability or claim if the Contractor is entitled by the terms of the Main Contract to be indemnified in respect thereof by the Employer. Provided further that the Sub-Contractor shall not be bound to indemnify the Contractor against any such liability or claim if the injury, damage or loss in question was caused by the wrongful acts or omission of the Contractor.

12.2	The Contractor shall indemnify the Sub-Contractor against all liabilities and claims against which the Employer by the terms of the Main Contract undertakes to indemnify the Contractor and to the like extent, but no further.

12.3	The Sub-Contractor shall obtain all permits and pay all fees, save for the CICTА and Pneumoconiosis levies, which are solely attributable to the performance of the Sub-Contract Works and shall indemnify the Contractor against all losses, costs and expenses arising from breach of this Clause.

12.4	The Sub-Contractor shall observe and comply with the laws of Hong Kong and all relevant statutory requirements, regulations, rules and bye-laws when carrying out this Sub-Contract. The Sub-Contractor shall indemnify the Contractor and keep the Contractor indemnified to the extent of the Main Contract against all penalties, fines and liabilities of any kind for breach of any requirement, regulation, rule or bye-law and against all costs and expenses incurred by the Contractor arising therefrom, notwithstanding the fact that the Sub-Contractor has not been charged or convicted of any offence in a competent court provided that the Contractor proves that there is such breach committed on the part of the Sub-Contractor.

13.	ΜΑΙΝΤΕΝΑNCE AND DEFECTS

13.1	If the Sub-Contractor shall complete the Sub-Contract Works as required by Clause 2.1 before the completion of the Main Contract Works, or where under the Main Contract, the Main Contract Works are to be completed by Sections before the completion of any Section which the Sub-Contract Works may comprise, the Sub-Contractor shall maintain the Sub-Contract Works in the condition required by the Main Contract (fair wear and tear excepted) to the satisfaction of the Contractor, and/or the Employer’s Representatives, and shall make good every defect and imperfection therein from whatever cause arising until such completion of the Main Contract Works or Section thereof is achieved and subject to Clause 14, shall not be entitled to any additional payment for so doing unless such defect or imperfection is caused by the act, neglect or default of the Employer or the Employer’s Representatives under the Main Contract or of the Contractor under the Sub-Contract.

13.2	After completion of the Main Contract Works or of any Section or Sections thereof in which the Sub-Contract Works are comprised, the Sub-Contractor shall maintain the Sub-Contract Works and shall make good such defects and imperfections therein as the Contractor is liable to make good under the Main Contract for the like period and otherwise upon the like terms as the Contractor is liable to do under the Main Contract. Provided always that if any defect or imperfection made good by the Sub-Contractor under this Clause is caused by the act, neglect or default of the Contractor, then notwithstanding that the Contractor may have no corresponding right under the Main Contract, the Sub-Contractor shall be entitled to be paid by the Contractor his reasonable costs of making good such defect or imperfection.

14.	INSURANCE

14.1	Without limiting the Sub-Contractor’s obligations and liabilities under the Sub-Contract, the Sub-Contractor shall effect insurance against such risks as are specified in the Seventh Schedule hereto and in such sums and for the benefit of such persons as are specified therein and unless the said Seventh Schedule otherwise provides, shall maintain such insurance from the time that the Sub-Contractor first enters upon the Site for the purpose of executing the Sub-Contract Works until the Sub-Contractor has finally performed his obligations under Clause 13.

14.2	The Contractor shall maintain in force until such time as the Main Contract Works have been completed in accordance with the Main Contract or ceased to be at his risk under the Main Contract, the policy of insurance specified in the Seventh Schedule hereto. In the event of the Sub-Contract Works, or any constructional plant, temporary works, materials or other things belonging to the Sub-Contractor being destroyed or damaged during such period in such circumstances that a claim is established in respect thereof under the said policy, then the Sub-Contractor shall be paid the amount of such claim less any excess or deductible and subject to any limit which may be applicable under the said policy as set out in the Seventh Schedule, or the amount of his loss, whichever is the less. Save as aforesaid, the Sub-Contract Works shall be at the risk of the Sub-Contractor until the Main Contract Works have been completed under the Main Contract, or if the Main Contract Works are to be completed by Sections, until the last Section in which the Sub-Contract Works are comprised has been completed.

14.3	Where by virtue of this Clause either party is required to effect and maintain insurance, then at any time until such obligation has been fully performed, the party shall, if so required by the other party produce for inspection satisfactory evidence of insurance and in the event of his failing to do so, the other party may effect such insurance and recover the cost of so doing from the party in default.

14.4	The Sub-Contractor shall be liable to repair or replace any loss or damage occasioned to the Sub-Contract Works forthwith, irrespective of whether or not any insurance claim has been made, accepted or paid.

15.	PAYMENT

15.1	The Sub-Contractor shall not less than seven (7) days before the date specified in the Third Schedule (“the Specified Date”) or otherwise as agreed submit to the Contractor a written statement of the value of all work properly done under the Sub-Contract and of all materials delivered to the Site for incorporation in the Sub-Contract Works and if allowable under the Main Contract the value of off-site materials for incorporation in the Sub-Contract Works at the date of such statement. The statement shall be in such form and contain such details as the Contractor may reasonably require and the value of work done shall be calculated in accordance with the rates and prices, if any, specified in the Sub-Contract, or if there are no such rates and prices, then by reference to the Sub-Contract Price.

15.2	The statement submitted by the Sub-Contractor as provided in the preceding sub-clause shall constitute a ‘valid statement’ for the purpose of this Clause but not otherwise.

15.3	The Contractor shall make an application for payment in accordance with the Main Contract and, subject to the Sub-Contractor having submitted a valid statement, shall include in such applications for the value of work and materials set out in such statement.

15.4	In any proceedings instituted by the Contractor against the Employer to enforce payment of monies due under any certificate issued by the Employer’s Representatives in accordance with the provisions of the Main Contract, there shall be included all sums certified and unpaid in respect of Sub-Contract Works.

15.5	Within forty-nine (49) days of the Specified Date or otherwise as agreed but subject as hereinafter provided, there shall be due to the Sub-Contractor in respect of the value of the work and materials if included in a valid statement payment of a sum calculated in accordance with the rates and prices specified in this Sub-Contract, or by reference to the Sub-Contract Price, as the case may require, but subject to a deduction of previous payments and of retention monies at the rate(s) specified in the Third Schedule hereto until such time as the limit of retention (if any) therein specified has been reached. Provided that the Contractor shall be entitled to revise downward the amount due to the Sub-Contractor to take into account any overpayment made in any previous payment period and if this results in a balance due to the Contractor the Sub-Contractor shall make payment of such sum to the Contractor when requested to do so.

15.6	(a)	Subject to Clauses 3.5, 10.4 and 17.3 and as hereinafter provided and without prejudice to rights which exist at Common Law, the Contractor shall be entitled to withhold or defer payment of all or part of any sum otherwise due pursuant to the provisions hereof where:

(i)	the amounts or quantities included in any valid statement together with any other sum to which the Sub-Contractor might otherwise be entitled in the opinion of the Contractor will not justify the issue of any interim certificate, or

(ii)	the amounts or quantities included in any valid statement together with any other sum which are the subject of an application by the Contractor in accordance with Clause 15.3, are insufficient to justify the issue of an interim certificate by the Employer’s Representatives under the Main Contract, or

(iii)	the amounts or quantities included in any valid statement together with any other sum are not certified in full by the Employer’s Representatives, providing such failure to certify is not due to the act or default of the Contractor, or

(iv)	the Contractor has included the amounts or quantities set out in the valid statement together with any other sum in his own statement in accordance with the Main Contract and the Employer’s Representatives have certified but the Employer has failed to make payment in full to the Contractor in respect of such amounts or quantities, or

(v)	a dispute arises or has arisen between the Sub-Contractor and the Contractor and/or the Contractor and the Employer involving any question of measurement or quantities or any matter included in any such valid statement.

(b)	Any payment withheld under the provisions of Sub-Clauses (a)(iii), (iv) or (v) above shall be limited to the extent that the amounts in any valid statement are not certified, not paid by the Employer or are the subject of a dispute as the case may be.

(c)	In the event of the Contractor withholding any payment, he shall notify the Sub-Contractor of his reasons in writing as soon as is reasonably practicable but not later than 7 days before the date when such payment would otherwise have been payable.

(d)	The provisions of this Clause with regard to the time for payment shall not apply to the amounts or quantities in any valid statement by the Sub-Contractor which are included in the Contractor’s statement of final account to the Employer under the provisions of the Main Contract. In respect of such amounts or quantities, payment shall be due seven (7) days after receipt by the Contractor of any payment which includes a sum in respect of such amounts or quantities.

(e)	In the event of the Contractor failing to make payment of any sum properly due and payable to the Sub-Contractor, or in the event of payment being withheld pursuant to Sub-Clause 15.6(a)(iv) for any reason except the Sub-Contractor’s default, the Contractor shall, upon receiving a written claim for interest from the Sub-Contractor within seven (7) days of the date when such sum became payable, pay to the Sub-Contractor interest on such overdue sum at the rate payable by the Employer to the Contractor under the provisions of the Main Contract. Provided always that in the event of the Contractor not receiving written notice of a claim for interest within seven (7) days of the date when such sum became payable aforesaid, interest shall be payable by the Contractor on such sum from the date of receipt of the said written claim.

(f)	The Sub-Contractor shall be paid any interest actually received by the Contractor from the Employer which is attributable to monies due to the Sub-Contractor.

15.7	(a)	Within forty-nine (49) days of the issue by the Employer’s Representatives of a certificate including an amount in respect of payment to the Contractor of the first half of the retention monies or where the Main Contract Works are to be completed by Sections for any Section in which the Sub-Contract Works are comprised, the Contractor shall pay to the Sub-Contractor the first half of the retention monies under the Sub-Contract.

(b)	Within seven (7) days of the Contractor’s receipt of any payment under the Main Contract which releases the second half of the retention monies, the Contractor shall pay the Sub-Contractor the second half of the retention monies under the Sub-Contract.

15.8	Within three (3) months after the Sub-Contractor has finally performed his obligations under Clause 13 (Maintenance and Defects), or within fourteen (14) days after the Contractor has recovered full payment under the Main Contract in respect of the Sub-Contract Works, whichever is the sooner and provided that one (1) month has expired since the submission by the Sub-Contractor of his valid statement of final account to the Contractor, the Contractor shall pay to the Sub-Contractor the Sub-Contract Price and/or any other sum that may have become due under the Sub-Contract, less such sums as have already been received by the Sub-Contractor on account.

Provided always that if the Contractor shall have been required by the Main Contract to give to the Employer or to procure the Sub-Contractor to give to the Employer any undertaking as to the completion or maintenance of the Sub-Contract Works, the Sub-Contractor shall not be entitled to payment under the Sub-Contract until he has given a like undertaking to the Contractor or has given the required undertaking to the Employer, as the case may be.

16.	DETERMINATION OF THE MAIN CONTRACT

16.1	If the employment of the Contractor is determined for any reason whatsoever before the Sub-Contractor has fully performed his obligations under the Sub-Contract, then the Contractor may at any time thereafter by written notice to the Sub-Contractor forthwith determine the Sub-Contractor’s employment under the Sub-Contract and thereupon the Sub-Contractor shall, subject to Clause 11, with all reasonable speed remove his men, materials and constructional plant from the Site.

16.2	Upon such a determination of the Sub-Contractor’s employment, the other provisions of the Sub-Contract shall cease to have effect and subject to Clause 16.3, the Sub-Contractor shall be entitled to be paid the full value, calculated by reference to the Sub-Contract Price and to the rates and prices contained in any bill of quantities or schedule forming part of this Sub-Contract, of all work (including any temporary works) properly done by the Sub-Contractor and of all materials properly brought and left on the Site by the Sub-Contractor, together with the reasonable costs of removing constructional plant from the Site, but less such sums as the Sub-Contractor has already received on account. Furthermore, if at the date of such determination, the Sub-Contractor has properly prepared or fabricated off the Site goods for subsequent incorporation in the Sub-Contract Works and if the Sub-Contractor shall forthwith deliver such goods to the Site or to such other place as the Contractor may reasonably direct, then the Sub-Contractor shall be paid for such goods as for materials properly brought and left on the Site.

Provided always that nothing herein shall affect the rights of either party in respect of any breach of the Sub-Contract committed by the other prior to such determination, nor any right which accrued to the Sub-Contractor prior to such determination to receive any payment which is not in respect of or on account of the Sub-Contract Price.

16.3	If the employment of the Contractor is determined by the Employer in consequence of any breach of the Sub-Contract by the Sub-Contractor, then the provisions of Clause 16.2 as to payment shall not apply, but the rights of the Contractor and the Sub-Contractor hereunder shall be the same as if the Sub-Contractor had by such breach repudiated the Sub-Contract and the Contractor had by notice of determination under Clause 16.1 elected to accept such repudiation.

17.	SUB-CONTRACTOR’S DEFAULT

17.1	If the Sub-Contractor:

(a)	has abandoned the Sub-Contract, or

(b)	without reasonable excuse has failed to commence the Sub-Contract Works, or

(c)	has suspended the progress of the Sub-Contract Works for seven (7) days after receiving from the Contractor notice in writing to proceed, or

(d)	has failed to comply with an order given to remove work and materials not in accordance with the Sub-Contract and confirmed by the Contractor, or

(e)	despite a previous warning in writing, has failed to proceed with the Sub-Contract Works with due diligence or is persistently in breach of any obligation under the Sub-Contract, or

(f)	the Sub-Contractor is in breach of Clause 2.4 or

(g)	commits an act of bankruptcy or enters a deed of arrangement with his creditors or, being a company goes into liquidation, (other than a voluntary liquidation for the purposes of re-construction), or has a receiver appointed for all or part of his undertaking, then in any such event and without prejudice to all other rights or remedies, the Contractor may, after giving at least seven (7) days’ notice in writing to the Sub-Contractor, forthwith determine the Sub-Contractor’s employment under the Sub-Contract and thereupon the Contractor may take possession of all materials, constructional plant and other things whatsoever brought on to the Site by the Sub-Contractor and may use them for the purpose of executing, completing and maintaining the Sub-Contract Works and may, if the Contractor thinks fit, sell all or any of them and apply the proceeds in or towards the satisfaction of monies otherwise due to the Contractor from the Sub-Contractor.

17.2	Upon such determination, the rights and liabilities of the Contractor and the Sub-Contractor shall, subject to Clause 17.1, be the same as if the Sub-Contractor had repudiated the Sub-Contract and the Contractor had by his notice of determination under Clause 17.1 elected to accept such repudiation.

17.3	The Contractor, in lieu of giving a notice of determination under this Clause, may, following seven (7) days’ notice in writing to the Sub-Contractor, take part only of the Sub-Contract Works out of the hands of the Sub-Contractor and may himself design, execute, complete and maintain such part and in such event the Contractor may recover the reasonable costs of so doing from the Sub-Contractor, or deduct such costs from monies otherwise becoming due to the Sub-Contractor.

18.	DISPUTES

18.1	If any dispute or difference arises between the Sub-Contractor and the Contractor (together termed “the Parties” and either one termed “the Party”) in connection with this Sub-Contract, and if there exist within the Main Contract provisions allowing the reference of disputes or differences between the Contractor and the Employer to mediation and/or adjudication, then either party may request that the dispute or difference be referred to mediation or adjudication in accordance with whichever rules or other guide-lines for mediation or adjudication as may be specified in the Main Contract, or any modification thereof for the time being in force.

18.2	If either Party refuses such request for mediation or adjudication or if mediation or adjudication fails to resolve the dispute or difference then, within ninety (90) days of such refusal or failure or, should either Party not wish to refer the matter to mediation or adjudication or should there exist no such mediation and/or adjudication provisions within the Main Contract, such dispute or difference shall, subject to the provisions of this Clause, be referred to the arbitration and final decision of a single arbitrator in accordance with and subject to the provisions of Part II of the Arbitration Ordinance or any statutory modification thereof for the time being in force and any such reference shall be deemed to be a submission to domestic arbitration within the meaning of such Ordinance. In the event the Parties are unable to agree upon the appointment of an arbitrator, then either Party can apply to any “appointing authority” specified in the Main Contract, or if none, to the Secretary General of Hong Kong International Arbitration Centre for an arbitrator to be appointed.

18.3	If any dispute or difference arises in connection with the Main Contract and the Contractor is of the opinion that such dispute touches or concerns the Sub-Contract Works then, provided that an arbitrator has not already been agreed or appointed in pursuance of Clause 18.2, the Contractor may by notice in writing to the Sub-Contractor require that any dispute under this Sub-Contract shall be referred to the mediator or adjudicator or arbitrator to whom the dispute under the Main Contract is referred and if such mediator or adjudicator or arbitrator be willing so to act, such dispute under the Sub-Contract shall be so referred. In connection with any such joint dispute, the Sub-Contractor shall be bound in like manner as the Contractor by any recommendation, decision or award of the mediator or adjudicator or arbitrator.

18.4	If, at any time before an arbitrator has been agreed or appointed in pursuance of Clause 18.2, any dispute arising in connection with the Main Contract is made the subject of proceedings in any Court between the Employer and the Contractor, and the Contractor is of the opinion that such dispute touches or concerns the Sub-Contract Works, the Contractor may by notice in writing to the Sub-Contractor abrogate the provisions of Clause 18.2 and thereafter no dispute under the Sub-Contract shall be referable to arbitration without either the mutual consent of the Parties or the consent of the said Court.

18.5	No steps in any reference to arbitration under Clause 18.2 shall be taken until after the completion or alleged completion of the Main Contract Works or termination of the Main Contract and the Sub-Contract without the written consent of the Contractor.

19.	FLUCTUATIONS (subject to the parties’ agreement)

20.	BOND

20.1	Within fourteen (14) days of execution of the Sub-Contract, the Sub-Contractor shall, at his own expense, obtain and provide to the Contractor a performance bond (in terms approved in writing by the Contractor) from a bank (previously approved in writing by the Contractor) to be jointly and severally bound together with the Sub-Contractor for the percentage stated in the Third Schedule hereto as a percentage of the value of the Sub-Contract Price for the due performance of the Sub-Contract.

20.2	Upon issuance of the certificate of completion for the Main Contract Works, or in the event of sectional completion upon the last certificate of completion issued under the Main Contract, the Contractor shall release the performance bond provided it has not been previously called.

20.3	Notwithstanding any provision herein to the contrary, no payment due hereunder from the Contractor to the Sub-Contractor shall become payable until and unless the performance bond duly executed and effective has been received by the Contractor.

21.	GOVERNING LAW

The Sub-Contract shall be governed and construed in accordance with the Laws of the Hong Kong Special Administrative Region.

*(A)	SIGNED, SEALED AND DELIVERED by	)
	the above named Contractor in the	)
	presence of Chan Chi Keung	)
)

or

	THE COMMON SEAL of the above named	)
	Contractor was hereunto affixed in	)
	the presence of	)
)

*(B)	SIGNED, SEALED AND DELIVERED by	)
	the above named Sub-Contractor	)
	in the presence of Chan Sum Yuen	)
)

or

	THE COMMON SEAL of the above named	)
	Sub-Contractor was hereunto affixed	)
	in the presence of	)
)

*	Strike out from (A) and (B) as appropriate.

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Contract No. YL/2023/03

Site Formation and Infrastructure Works for Yuen Long South First Phase

Development - Contract 1

The Hong Kong Construction Association, Ltd

Standard Form of Domestic Sub-Contract

LIST OF SCHEDULES

First Schedule
Particular of Main Contract	1.1(a), 1.1(b), 1.1(c) and 1.1(d)

(a)	Parties:

(i)	Employer	The Government of the Hong Kong Special Administrative Region

(ii)	Contractor	Tung Lee Engineering Co.

(iii)	Project Manager/Supervisor	AECOM Asia Company Limited

(b)	Date	18th August 2022

(c)	Brief Description of Main Contract Works	Site Formation and Infrastructure works For Yuen Long South First Phase Development – Contract 1

(d)	Form of Main Contract Conditions	The conditions of contract are the core clause and the clauses for main Option B, secondary Option X1, X5, X7, X14, X15, X16, X20 and Z of the NEC3 Engineering and Construction Contract (April 2013) published by Thomas Telford Limited, as amended or supplemented by the Articles of Agreement, and include the additional conditions of contract.

Second Schedule

(a)	Sub-Contract Documents	1.1(h) Tentative programme to follow Main Contract programme

Special Conditions of Subcontract
In Annex 03B

(b)	Sub-Contract Works	1.1(i) Supply Labour and Constructional Plant at Yuen Long South Development Contract 1 project
Commencement Date: December 2022
Completion Date: April 2025

Third Schedule

(a)	Period or Periods for Completion of	1.1(e), 6.1, 6.2, 6.3, 6.6, 6.8 and 6.9
	of Sub-Contract Works or	Follow Main Contract’s programme
Respective Sections

(b)	Sub-Contract Price	1.1(f), 9.1, 15.1, 15.5, 15.8 and 16.2
HK$23,639,000

(c)	Specified Date for	15.1
	Submission of Written	End of each calendar month
Statement of Sums claimed

(d)	Percentage of Retention	15.7
	Monies Limit (if any)	Not Applicable

(e)	Percentage of Bond	20.1 – Not Applicable

Fourth Schedule

Obligations of Contractor	2.2 and 3.1
with respect to Sub-Contract Works for which	Refer to Responsibility Matrix
for which Sub-Contractor assumes
no obligation or liability

Fifth Schedule

Design Requirements of	2.2 and 3.2
Sub-Contractor if any	Not Applicable

Sixth Schedule

Constructional Plant and	4.2 Refer to Responsibility Matrix
Facilities to be provided
by Contractor, to be shared

Seventh Schedule

(a)	Risks which Sub-Contractor	14.1 – refer to Responsibility Matrix
must insure

(b)	Contractor’s Policy	14.2 – refer to Insurance Policy in Annex 13
of Insurance

(c)	Agreed amounts of Excess	14.2 ––refer to Insurance Policy in Annex 13
or Deductibles under
Insurance Policy

The Hong Kong Construction Association, Ltd
3/F, 180-182 Hennessy Road, Wanchai, Hong Kong
Tel: (852) 2572 4414
Fax: (852) 2572 7104
E-mail: admin@hkca.com.hk
Web site: www.hkca.com.hk

BQ

Main Contractor : Tung Lee Engineering Co

Yuen Long South Development Contract 1

Subcontractor : Uptrend Construction and Engineering Limited

Subcontract Ref : TL/YLSC1/SC014/01

Supply of Labour and Plant			Sub-Contract (Bill of Quantities)
Item	Description	Unit	Qty	Rate	Amount (HK$)
	Supply of Labour & Plant (0800 ~ 1800) as directed by the Contractor
A	Labour
1	General Labour	m/d x5	4,800	1,300	- 6,240,000
2	Welder	m/d x5	330	1,700	- 561,000
3	Carpenter	m/d x5	2,200	2,400	- 5,280,000
4	Amah	m/d x5	80	800	- 64,000
5	Rigger	m/d x5	20	1,200	- 24,000
					-
B 1	Constructional Plant 20/30T Backhoe with plant operator	day	3,700	3,100	- 11,470,000
	operator = $1,500 Backhoe $1,600

Conditions:
1 The above unit rate shall be fixed to April 2025
2. All quantities are "provisional" & subject to instruction from the Main Contractor
3. The unit rate of Constructional Plant shall be deemed to include maintenance of the Equipment
4. The unit rate of Construction Plant shall be deemed to include mobilisation & de-mobilisation of Equipment

	Sub-Contract Sum:				23,639,000

matrix

Contract No. YL/2021/03

Yuen Long South Development - Contract 1

Subcontract Ref.: YLSC1-SC-014

Subcontract : Uptrend Construction and Engineering Limited

Supply of Labour & Constructional Plant

Responsibility Matrix

Item	Description	Contractor	SC
1	Insurance
	a Contractors "All Risks" Insurance	✓
	b Employees' Compensation Insurance	✓
	c Self-employed employee's Insurance		✓
	d Plant Insurance & check certificate(s)		✓

2	Setting Out
	a Main setting out line	✓
	b Levelling & marking	✓

3	Coordination
	a Attending meetings with authorities for gaining approval		✓

4	Materials		NA

5	Design of Temporary Works
	a Temporary work design		NA

6	Safety & Environmental
	a Complying with all Statutory & Contract requirement		✓
	c PPE		✓

7	Sampling & Testing		NA

8	Contractor's facilities		NA

9	Discharge of waste water		NA

Remarks:

1. SC = Sub-contractor (tenderer)